                                                                    EXHIBIT 12.1

 COCA-COLA HELLENIC BOTTLING COMPANY S.A.
 HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES
 (Euros in millions)


                                                               NINE MONTHS ENDED
                                                          -----------------------------            YEAR ENDED DECEMBER 31,
                                                          SEPTEMBER 26,   SEPTEMBER 27,      -------------------------------------
                                                             2003            2002            2002            2001            2000
                                                          -------------   -------------      ------         ------          ------

 EARNINGS
  Income before income taxes                                 317.3           247.4            236.8           87.4            88.6
 Add:
    Fixed charges
                                                              51.9            59.0             80.7           84.5            44.1
    Income distributed by equity method investees
                                                                 -               -                -              -             1.9
 Less:
    Minority interest in pre-tax income of
     subsidiaries that have not incurred fixed charges        (1.1)           (0.7)            (1.0)          (1.4)              -
                                                              ----            ----            -----          -----           -----
 TOTAL                                                       368.1           305.7            316.5          170.5           134.6

 Fixed Charges
 Amortization of deferred financing costs                      2.6             3.7              4.9            0.9             0.4
 Interest on bank loans and overdrafts                        38.1            44.8             60.5           70.9            24.5
 Interest on other loans                                       1.5             2.2              4.0            3.1            12.1
 Interest on finance leases                                    1.8             1.2              1.8            1.6             0.7
 Rental expense on operating leases                            7.9             7.1              9.5            8.0             6.4
                                                              ----            ----            -----          -----           -----
 TOTAL                                                        51.9            59.0             80.7           84.5            44.1

 Ratio of earnings to fixed charges                            7.1             5.2              3.9            2.0             3.1



 COCA-COLA HELLENIC BOTTLING COMPANY S.A.
 PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
 (Euros in millions)



                                                             NINE MONTHS          YEAR ENDED
                                                         ENDED SEPTEMBER 26,     DECEMBER 31,
                                                                 2003                2002
                                                         -------------------     ------------
 PRO FORMA EARNINGS
  Pro forma income before income taxes 1                        310.4               230.4
 Add:
    Pro forma fixed charges
                                                                 58.8                87.2
    Income distributed by equity method investees
                                                                    -                   -
 Less:
    Minority interest in pre-tax income of subsidiaries
 that have not incurred fixed charges                            (1.1)               (1.0)
                                                                -----               -----
 TOTAL
                                                                368.1               316.6

 PRO FORMA FIXED CHARGES
  Pro forma amortization of deferred financing costs 2            2.6                 4.9
  Interest on bank loans and overdrafts                          38.1                60.5
  Pro forma interest on other loans 3                             8.4                10.5
  Interest on finance leases                                      1.8                 1.8
  Rental expense on operating leases                              7.9                 9.5
                                                                -----               -----
 TOTAL                                                           58.8                87.2

 RATIO OF EARNINGS TO FIXED CHARGES                               6.3                 3.6


1 Historical income before income taxes less pro forma amortization of deferred financing costs and pro forma interest on bank loans and overdrafts.

2 Historical amortization of deferred financing costs plus additional amortization of deferred financing fees related to current exchange offering.

3 Historical interest on other loans plus additional interest related to current exchange offering.